Exhibit 10.1
Execution Copy
AGREEMENT
     THIS AGREEMENT (“Agreement”) effective as of the 16th day of January, 2007, between SOVEREIGN BANCORP, INC., a Pennsylvania corporation (“SBI”), and JOSEPH P. CAMPANELLI, an individual (“Executive”).
WITNESSETH:
     WHEREAS, Executive has heretofore served as an executive officer of SBI and Sovereign Bank, a Federal Savings Bank and wholly-owned subsidiary of SBI (“Bank”); and
     WHEREAS, Executive has most recently served as interim President and Chief Executive Officer of SBI and as interim Chief Executive Officer (“CEO”) of the Bank; and
     WHEREAS, SBI desires to terminate Executive’s interim status as an executive officer of SBI and the Bank, continue his employment and formalize his titles and duties on a non-interim basis, including appointment to the additional title of President of the Bank; and
     WHEREAS, Executive is willing to serve in such capacities on the terms and conditions specified herein.
AGREEMENT:
     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Employment. SBI hereby employs Executive, and Executive hereby accepts employment with the SBI, on the terms and conditions set forth in this Agreement.
     2. Duties of Employee. Executive shall perform and discharge well and faithfully such duties as an executive officer of SBI as may be assigned to him from time to time by the Board of Directors of SBI (“SBI Board”). Executive shall initially be employed as President and CEO of SBI. SBI will also cause Executive to be appointed to the offices of President and CEO of the Bank, unless otherwise precluded by a governing bank regulatory authority. Further, Executive shall have such other executive titles as may be given to him from time to time by the Board of Directors of SBI, the Bank, or of any of their affiliated companies. Executive shall have all the powers and duties of management conferred upon the CEO of SBI pursuant to its Bylaws, as presently in effect, subject only to the control of the SBI Board (other than the duty to preside at meetings of the SBI Board in the absence of the Chairman of the Board). Executive shall devote his full business time, attention and energies to the business of SBI, the Bank and their affiliated companies and shall not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this Section 2 shall not be construed as preventing Executive from (a) managing Executive’s personal assets and conducting his personal and family affairs, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization (including charitable and civic organizations), in either case whose businesses do not conflict with the several businesses of SBI, the Bank and their affiliated companies, or (c) being involved in any other activity with the prior approval of the SBI Board. Executive’s office will be located in Boston, Massachusetts, or in such other location that is not further than 50 miles therefrom, unless otherwise explicitly agreed to by Executive.
     3. Term of Employment. The Executive’s employment under this Agreement shall be for a period (“Employment Period”) commencing on the date of this Agreement and ending on the date that is three (3) years subsequent thereto, provided that on the first and each subsequent annual anniversary date of this Agreement, and unless a party has given the other party written notice at least sixty (60) days prior to such anniversary date that such party does not agree to renew this Agreement, the term of this Agreement and the Employment Period shall be deemed renewed for a term ending three (3) years subsequent to such anniversary date, unless sooner terminated in accordance with this Section 3 or one of the following provisions:
          (a) Cause. Executive’s employment under this Agreement may be terminated at any time during the Employment Period for “Cause” (as herein defined), by action of the SBI Board, upon giving notice of such termination to Executive at least fifteen (15) days prior to the date upon which such termination shall take effect. As used in this Agreement, “Cause” means any of the following events:
               (i) Executive is convicted of or enters a plea of guilty or nolo contendere to a felony or a crime involving fraud, dishonesty, or moral turpitude;
               (ii) Executive willfully declines to follow the lawful instructions of the SBI Board (provided such instructions are not in violation of the by-laws of SBI and the Bank) (whether or not Executive agrees with the business judgment of the SBI Board) after Executive’s receipt of written notice of such instructions, other than a failure resulting from Executive’s incapacity because of physical or mental illness;
               (iii) any government regulatory agency recommends or orders, in either case in writing, that SBI or the Bank terminate the employment of Executive or relieve him of his duties (other than solely as a result of any future legislation, regulations or judicial decision which makes Executive ineligible to hold certain offices at both SBI and the Bank).
For purposes of this definition of “Cause”, an action or failure to act by Executive will not be considered “willful” if Executive believed in good faith that the instructions of the SBI Board were unlawful or in violation of the by-laws of SBI or the Bank.
In the case of Executive’s termination for Cause under this subsection, all of his rights under Section 4 shall cease as of the date of such termination except that he shall have the right to receive his accrued and unpaid Base Salary (as hereinafter defined) and reimbursement of his reimbursable expenses, through the date of such termination, and any other amounts and benefits payable to Executive shall be determined in accordance with the retirement, insurance, incentive, compensation and other benefit programs of SBI and the Bank then in effect.

          (b) Involuntary Termination in General. Executive’s employment under this Agreement may be terminated at any time during the Employment Period without Cause, by action of the SBI Board, upon giving written notice of such termination to Executive at least thirty (30) days prior to the date upon which such termination shall take effect. If Executive’s employment is terminated under the provisions of this Section 3(b), then Executive shall be entitled to receive the compensation and benefits set forth in Section 6 or Section 7, whichever shall be applicable, and to receive his accrued and unpaid Base Salary and reimbursement of his reimbursable expenses, through the date of termination of his employment. To the extent Executive’s employment is terminated after the end of a calendar year but prior to the date bonuses with respect to such calendar year have been paid, Executive shall be entitled to the actual bonus as determined for such prior year, payable in a cash lump sum at the time specified (but no later than March 15 of the year following the year to which the bonus relates) by the SBI Board for senior executives generally. To the extent Executive’s employment is terminated after September 30 of a calendar year but prior to the end of such calendar year and the SBI Board, in good faith, determines that it is “more likely than not” (as that term is used in FAS 109) that SBI will achieve the annual objectives for payment of such bonus, Executive shall be entitled to a payment of the target bonus for such year, prorated to the date of termination. To the extent Executive becomes entitled to and receives the payments and benefits set forth and referred to in Section 6 or 7, such payments and benefits shall constitute liquidated damages for any possible breach of this Agreement by SBI or the Bank and shall represent the maximum extent of liability therefor that Executive can claim against SBI, the Bank or any of their affiliates other than Executive’s rights to indemnification as set forth in Section 10(b) and Executive’s other rights as set forth in this Agreement.
          (c) Retirement, Resignation or Death. If Executive retires (or resigns voluntarily, other than a resignation for Constructive Discharge (as defined herein) whether or not he secures subsequent employment) or if Executive dies while employed hereunder, Executive’s employment under this Agreement shall be deemed terminated as of the date of Executive’s retirement, resignation or death, and all rights of Executive under Section 4 shall cease as of the date of such termination except that he shall have the right to receive his accrued and unpaid Base Salary and reimbursement of his reimbursable expenses, through the date of his retirement, resignation or death, and any other amounts and benefits payable to Executive shall be determined in accordance with the retirement, insurance, incentive, compensation and other benefit programs of SBI and the Bank then in effect. If Executive dies after the end of a calendar year but prior to the date bonuses with respect to such calendar year have been paid, Executive shall be entitled to the actual bonus as determined for such prior year, payable in a cash lump sum at the time specified (but no later than March 15 of the year following the year to which the bonus relates) by the SBI Board for senior executives generally. If the Executive dies after September 30 of a calendar year but prior to the end of such calendar year and the SBI Board, in good faith, determines that it is “more likely than not” (as that term is used in FAS 109) that SBI will achieve the annual objectives for payment of such bonus, Executive shall be entitled to a payment of the target bonus for such year, prorated to the date of termination. The voluntary resignation by Executive for any reason shall not constitute a breach of this Agreement.
          (d) Disability. If Executive is incapacitated by accident, sickness, or otherwise for a continuous period of six (6) months so as to render Executive mentally or physically incapable of performing the services required of him under Section 2 for such period, then, upon the expiration of such period or within sixty (60) days thereafter, by action of the SBI Board, Executive’s employment under this Agreement may be terminated immediately upon giving him written notice to that effect, or Executive may voluntarily resign upon giving written notice to that effect. If Executive’s employment is terminated under the provisions of this Section 3(d), then all rights of Executive under Section 4 (other than the right to receive his Base Salary and reimbursement of his reimbursable expenses through the last business day of the week in which such termination occurs) shall cease as of the last business day of the week in which such termination occurs and any amounts and benefits payable to Executive shall be determined in accordance with the retirement, insurance, incentive, compensation and other benefit programs of SBI and the Bank then in effect. To the extent Executive’s employment is terminated under the provisions of this Section 3(d) after the end of a calendar year but prior to the date bonuses with respect to such calendar year have been paid, Executive shall be entitled to the actual bonus as determined for such prior year, payable in a cash lump sum at the time specified (but no later than March 15 of the year following the year to which the bonus relates) by the SBI Board for senior executives generally.
     4. Employment Period Compensation.
          (a) Salary. For services performed by Executive under this Agreement, SBI shall pay (or cause to be paid to) Executive a base salary, during the Employment Period, at the rate of $850,000 per year, payable at the same times as salaries are payable to other executive employees of SBI. SBI may, from time to time, increase Executive’s Base Salary (or cause it to be increased), and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases by the SBI Board in the resolutions authorizing such increases. Executive’s base salary, as increased from time to time, is referred to herein as his “Base Salary.”
          (b) Bonus. Contingent upon SBI achieving the annual objectives established for it by the SBI Board in consultation with Executive, Executive, during the Employment Period, shall be eligible for an annual bonus to be awarded by the SBI Board of a target of 133% of Executive’s Base Salary at the relevant year end, payable ⅓ in cash and ⅔ in restricted shares of SBI common stock (⅓ of which will vest on each anniversary of the date of the grant) issued pursuant to SBI’s current equity plan or, subject to shareholder approval, a successor plan which contains terms and conditions which are reasonably consistent therewith. In addition, SBI may, from time to time, pay such other bonus or bonuses to Executive as the SBI Board, in its sole discretion, deems appropriate. Bonuses earned under this subsection shall be payable at the time specified (but no later than March 15 of the year following the year to which the bonus relates) and in the manner, including form and vesting, specified by the SBI Board for senior executives generally. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of SBI to Executive provided for in this Agreement.
          (c) Long-Term Incentive Grant. Effective upon the execution and delivery of this Agreement, Executive shall be awarded a long-term incentive grant in restricted stock equal to 78,771 shares of SBI common stock issued pursuant to SBI’s current equity plan or, subject to shareholder approval, a successor plan which contains terms and conditions which are reasonably consistent therewith. If the number of shares that may be granted under the applicable SBI equity plan is limited by the terms of such plan, the balance of the grant shall be made in the form of restricted stock units. The specific terms of the award (including reasonable performance goals and provision for cliff vesting on the fifth anniversary of the date of grant, subject to acceleration of vesting as provided herein) under this subsection shall be consistent with the terms of a plan or program to be adopted and implemented in consultation with Executive with respect to senior officers of SBI in general by SBI’s Board in 2007.
          (d) Other Benefits. SBI will provide Executive, during the Employment Period, with insurance, vacation, retirement, and other fringe benefits, including the ability to participate in SBI’s nonqualified executive deferred compensation plans, which benefits are, in the aggregate, consistent with those received by other senior executive officers of SBI.
          (e) Automobile(s). SBI will provide, Executive, at no cost to Executive, with the use of one or more automobiles, as necessary or appropriate for him to discharge his duties hereunder. Executive shall submit periodic reports with respect to his use of such automobiles reasonably requested by SBI as such may be needed for accounting, tax and other purposes.
          (f) Parking. When working in Boston, Massachusetts, SBI will provide Executive, at its cost, with a parking space at 75 State Street, Boston, MA or at another location as near as practicable to Executive’s place of employment. Similar arrangements shall be made for services rendered by him in other geographic locations without free parking facilities readily available.
          (g) Certain Club Dues and Expenses. Executive shall be paid or reimbursed for country club dues and business-related expenses, at the Wellesley Country Club or another country club of his choice.
          (h) Special Bonus Provision. In the event Executive’s employment continues to or beyond October 9, 2007, he shall be paid a lump-sum amount of $1,250,000, in cash, within 30 days thereafter. If Executive’s employment terminates prior to such date by reason of his voluntary termination of his employment for Constructive Discharge or the termination of his employment by SBI without Cause and other than under Section 3(c) or (d), he shall be paid in cash in one lump-sum an amount equal to $1,250,000, such payment to be made within 30 days following termination.
          (i) EERP. SBI shall be under no obligation to amend that certain enhanced executive retirement plan maintained by it and commonly referred to as the “EERP.” Notwithstanding the preceding sentence, in the event of any inconsistency between this Section 4(i) and the April 20, 2006 resolution of the SBI Board providing for Executive’s participation in the EERP, this Section 4(i) shall apply in the determination of Executive’s EERP based pension benefits and SBI shall take such action as may be necessary so that Executive’s EERP-based entitlements shall include the following:
               (i) in the event Executive is involuntarily terminated without Cause or as otherwise permitted in Sections 3(c) and (d) of the Agreement, or voluntarily resigns as a termination for Constructive Discharge prior to a Change in Control, in each case prior to Executive’s attainment of age 55, he will automatically become vested in his EERP benefit

(which shall be 35% of his Average Compensation as defined in the EERP, which shall not be subject to reduction pursuant to Section 3.4 of the EERP, and which shall commence at age 55);
               (ii) in the event a written notice of nonrenewal provided for in Section 3 of this Agreement is delivered by SBI to the Executive and Executive remains employed by SBI through the end of the remaining Term of the Agreement, he will automatically become vested (if not previously vested pursuant to clause (i) above or otherwise) in his EERP benefit upon the end of the remaining Term of the Agreement; such benefit shall be 35% of his Average Compensation as defined in the EERP (except that in the event of his termination of employment after age 55, or after the occurrence of a Change in Control, then such percentage shall be adjusted in accordance with clause (iii) or (iv) below, as the case may be), such benefit shall not be subject to reduction pursuant to Section 3.4 of the EERP, and such benefit shall commence upon the later to occur of his termination of employment and his attainment of age 55;
               (iii) upon attainment of age 55 as an employee of SBI, Executive will automatically become vested (if not previously vested pursuant to clause (i) or (ii) above or otherwise) in his EERP benefit in accordance with the EERP and the April 20, 2006 resolution of the SBI Board providing for his participation in the EERP; provided, however, that, notwithstanding such resolution of the SBI Board, upon attainment of age 56, Executive’s EERP benefit percentage shall increase by one percent per year on Executive’s birthday (with the first such increase occurring as of the date the Executive attains age 56) to a maximum benefit percentage of 45 percent upon attainment of age 65; and
               (iv) in the case of a termination of Executive’s employment following a Change in Control for any reason other than Cause (including a voluntary termination by Executive of his employment for Constructive Discharge under Section 5(a) of this Agreement), (A) he will automatically become vested (if not previously vested pursuant to clause (i) or (ii) above or otherwise) in his EERP benefit (which shall be, or be increased to, 45% of his Average Compensation as defined in the EERP and which shall not be subject to reduction pursuant to Section 3.4 of the EERP), (B) his severance benefits (but not in-kind benefits) shall be deemed to be Plan Compensation, as that term is used in the EERP, in determining the amount of Executive’s EERP benefit as provided in section 9.1(c) of the EERP, and (C) Executive’s EERP benefit will commence upon the later to occur of his termination of employment or his attainment of age 55.
SBI has heretofore taken all necessary corporate action to make Executive a participant in the EERP in accordance with section 2.2 of the EERP. If, and to the extent that, a vested pension as contemplated by this Section 4(i) is not paid to Executive pursuant to the EERP (for whatever reason), the payment of such vested pension to Executive as contemplated in this Section 4(i) shall, nevertheless, constitute a binding obligation of SBI and the Bank.
          (j) Expenses. SBI will reimburse Executive for such reasonable and necessary out-of-pocket business expenses as may be incurred by him in the performance of his duties hereunder in accordance with SBI’s customary expense reimbursement practices.

     5. Resignation of Executive for Constructive Discharge and Change in Control Defined.
          (a) Constructive Discharge. Executive may voluntarily terminate his employment for “Constructive Discharge” (as defined below) at any time during the Employment Period, whether before or following a “Change in Control” (as defined in Section 5(b)), by providing written notice to the SBI Board of termination on grounds of Constructive Discharge (if such Constructive Discharge is not cured by SBI within the thirty (30) day period following SBI’s receipt of such notice). If Executive voluntarily terminates his employment for Constructive Discharge, then Executive shall be entitled to receive the compensation and benefits set forth in Section 6 or Section 7, whichever is applicable, and to receive his accrued and unpaid Base Salary and reimbursement of his reimbursable expenses, through the date of termination of his employment. To the extent Executive voluntarily terminates his employment for Constructive Discharge after the end of a calendar year but prior to the date bonuses with respect to such calendar year have been paid, Executive shall be entitled to the actual bonus as determined for such prior year, payable in a cash lump sum at the time specified (but no later than March 15 of the year following the year to which the bonus relates) by the SBI Board for senior executives generally. To the extent Executive voluntarily terminates his employment after September 30 of a calendar year but prior to the end of such calendar year and the SBI Board, in good faith, determines that it is “more likely than not” (as that term is used in FAS 109) that SBI will achieve the annual objectives for payment of such bonus, Executive shall be entitled to a payment of the target bonus for such year, prorated to the date of termination. As used in this Agreement, “Constructive Discharge” means any of the following, whether or not occurring as a result of the SBI Board exercising control over the Executive as permitted by SBI’s by-laws:
               (i) any reduction in title, or change in reporting structure so that Executive no longer reports solely and directly to the SBI Board, or a material reduction in Executive’s responsibilities or authority (including by reason of a change in reporting structure), including such responsibilities and authority as the same may be increased at any time during the term of this Agreement, or the assignment to Executive of duties inconsistent with Executive’s status as President and CEO of SBI and the Bank (other than, in the case of Executive’s titles, responsibilities and authority at the Bank, as a result of any future legislation or regulation which makes Executive ineligible to hold offices with both the Bank and SBI);
               (ii) any relocation of Executive which requires him to move his personal residence from the Boston, Massachusetts metropolitan area;
               (iii) any removal of Executive from office, except for any termination of Executive’s employment under the provisions of Section 3(a) or (d), any failure by the SBI Board to re-nominate Executive as director of SBI (other than in the case where a government regulatory agency has recommended against or prohibited such re-nomination), or any removal of Executive from the Bank board of directors (other than for Cause or where a government regulatory agency has recommended or ordered such removal);
               (iv) (A) any reduction in Executive’s annual Base Salary or any reduction in Executive’s bonus opportunities to the extent such reduction is not imposed on senior executive officers of SBI or the Bank generally. Such reduction in bonus opportunities shall be measured against bonus opportunities which exist on the date hereof or as the same may be changed from time to time unless such change itself constitutes Constructive Discharge (this clause (iv)(A) shall be applicable only prior to a Change in Control);
                    (B) any reduction in Executive’s annual Base Salary or any reduction in Executive’s bonus opportunities as such may be increased from time to time (this clause (iv)(B) shall be applicable only after a Change in Control);
               (v) any exclusion from full participation in equity incentive plans or programs or employee benefit programs to the extent such exclusion from full participation is not generally applicable to senior executive officers of SBI or the Bank;
               (vi) any delivery by SBI to the Executive of the written notice of nonrenewal provided for in Section 3 (this clause (vi) shall be applicable only after a Change in Control);
               (vii) any failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 15; or
               (viii) any material breach of this Agreement of any nature whatsoever on the part of SBI or the Bank.
At the option of Executive, exercisable by Executive within 90 days after his learning of the occurrence of the event constituting Constructive Discharge, Executive may resign from employment under this Agreement by a notice in writing (“Notice of Termination”) delivered to SBI (or its successor) and the provisions of Section 6 or Section 7, as applicable, shall thereupon apply, provided, however, that any such resignation by Executive shall become effective only if SBI does not cure the relevant event of Constructive Discharge within the applicable cure period set forth in this Section 5(a).
          (b) Change in Control. As used in this Agreement, “Change in Control” means the first to occur of any of the following events:
               (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), except for any of SBI’s employee benefit plans, or any entity holding SBI’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (“Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of SBI’s securities representing 19.9% or more of the combined voting power of SBI’s then outstanding securities, other than: (A) pursuant to a transaction excepted in Clause (iii) or (iv); or (B) pursuant to a Buyer Acquisition Transaction (as defined in the Investment Agreement (“Investment Agreement”), between SBI and Banco Santander Central Hispano, S.A., dated as of October 24, 2005, as amended as of November 22, 2005 and May 31, 2006) effectuated in accordance with the terms of the Investment Agreement other than a Buyer Acquisition Transaction contemplated in Sections 8.05 through 8.08 and 8.10 of the Investment Agreement;

               (ii) there occurs a contested proxy solicitation of SBI’s shareholders that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of the combined voting power of SBI’s then outstanding securities;
               (iii) a binding written agreement is executed (and, if legally required, approved by SBI’s shareholders) providing for a sale, exchange, transfer or other disposition of all or substantially all of the assets of SBI or of the Bank to another entity, except to an entity controlled directly or indirectly by SBI;
               (iv) the shareholders of SBI approve a merger, consolidation, or other reorganization of SBI, unless:
                    (A) under the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, the shareholders of SBI immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 51% of the combined voting power of the outstanding voting securities of SBI resulting from such merger, consolidation or reorganization (“Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization;
                    (B) under the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, the individuals who were members of the Board of Directors of SBI immediately prior to the execution of such agreement will constitute at least 51% of the members of the board of directors of the Surviving Corporation after such merger, consolidation or reorganization; and
                    (C) based on the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, no Person (other than (A) SBI or any Subsidiary of SBI, (B) any Benefit Plan, (C) the Surviving Corporation or any Subsidiary of the Surviving Corporation, or (D) any Person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities) will have beneficial ownership of 19.9% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;
               (v) a plan of liquidation or dissolution of SBI, other than pursuant to bankruptcy or insolvency laws, is adopted;
               (vi) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board of Directors of SBI cease for any reason to constitute at least a majority of the Board of Directors of SBI unless the election, or the nomination for election by SBI’s shareholders, of each new director was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of the period; or
               (vii) the occurrence of a Triggering Event within the meaning of the Second Amended and Restated Rights Agreement, between SBI and Mellon Investor Services LLC, as rights agent, dated as of January 19, 2005, as amended on October 24, 2005, and as it may be further amended from time to time.

Notwithstanding Clause (i), a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of SBI’s securities representing 19.9% or more (or other permitted percentage) of the combined voting power of SBI’s then outstanding securities solely as a result of an acquisition by SBI of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 19.9% (or other permitted percentage) or more of the combined voting power of SBI’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 19.9% or more (or other permitted percentage) of the combined voting power of SBI’s then outstanding securities by reason of share purchases by SBI and shall, after such share purchases by SBI, become the beneficial owner, directly or indirectly, of any additional voting securities of SBI (other than as a result of a stock split, stock dividend or similar transaction), then a Change in Control of SBI shall be deemed to have occurred with respect to such Person under Clause (i). In no event shall a Change in Control of SBI be deemed to occur under Clause (i) by virtue of acquisitions of SBI’s securities by Benefit Plans.
     6. Rights in Event of Certain Terminations of Employment After Change in Control. In the event that Executive voluntarily terminates his employment for Constructive Discharge following a Change in Control (which shall be effected by delivery of a Notice of Termination to SBI), or Executive’s employment is terminated by SBI without Cause, or for a reason other than one specified in Section 3(a) or (d), after a Change in Control, Executive shall be absolutely entitled to receive the amounts and benefits set forth in this section, in addition to the amounts and benefits provided for elsewhere herein.
          (a) Basic Termination Benefit. Executive shall be paid a lump sum amount in cash equal to three (3) times his Current Compensation at Termination.
               (i) For purposes of this section, the term “Current Compensation at Termination” means the sum of (A) the greatest of Executive’s Base Salary as of the date of termination of employment (or prior to any reduction thereof resulting in Constructive Discharge) and for any of the three (3) immediately preceding calendar years, and (B) a dollar amount equal to one-third (⅓) of the sum of (I) the actual annual bonuses received (or receivable) with respect to the two (2) calendar years preceding the year of termination and (II) the target bonus (calculated at 133% of then Base Salary) for the year of termination. Notwithstanding the foregoing, actual bonuses shall be included in the foregoing calculations only with respect to bonuses payable for years beginning after 2006 and in the event actual bonuses are not includable in the foregoing calculations as aforesaid, the currently applicable target bonus shall be used instead of such actual bonuses. By way of examples, if Executive’s date of termination occurs during 2007, the dollar amount computed pursuant to Clause (B) above will be equal to one-third (⅓) of the sum of (I) two times the target bonus (calculated at 133% of then Base Salary) for 2007 and (II) the target bonus (calculated at 133% of then Base Salary) for 2007. If Executive’s date of termination occurs during 2008 (after 2007 bonuses have been paid), the dollar amount computed pursuant to Clause (B) above will be equal to one-third (⅓) of the sum of (I) the actual 2007 bonus and (II) two times the target bonus (calculated at 133% of then Base Salary) for 2008.
               (ii) Amounts required to be paid to Executive under Section 6(a)(i) shall be paid within thirty (30) days following the date of termination of employment (or, if later, as soon as legally permitted, including the receipt by SBI of the approval of payment of such amounts by the Office of Thrift Supervision or such other regulatory agency to the extent such approval is required at that time, it being agreed that SBI shall use its best efforts to obtain any such approval as promptly as practicable).
          (b) Additional Benefit. In addition to the payment provided under Section 6(a)(i), for a period of three (3) years from the date of termination of employment, Executive shall receive a continuation of all life, disability, medical insurance and other normal welfare benefits in effect with respect to Executive during any portion of the two (2) calendar years prior to his termination of employment, or, if SBI cannot provide such benefits because Executive is no longer an employee, a dollar amount in cash, such that, after all taxes thereon, Executive has an after-tax amount remaining equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).
          (c) Plan Vesting. Executive shall vest in all retirement, insurance, incentive, compensation and other benefit plans of SBI and the Bank in which he is a participant in accordance with the terms of such plans or as otherwise specifically provided herein. In the case of plans providing for stock options, restricted stock awards and/or restricted stock units, SBI will cause such equity-based awards to become vested, to the extent it has discretion to do so under the plan document and applicable law. If SBI cannot accelerate such vesting as aforesaid, it will remit cash to him equal to any positive option “spread” and the value of any restricted stock or restricted stock units within 30 days following the date of termination of his employment.
          (d) Tax Gross-Up. In the event that the amounts and benefits payable to Executive under any provision of this Agreement, when added to other amounts and benefits which may become payable to Executive by SBI and any affiliated company, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), SBI shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates. All calculations required to be made under this subsection shall be made by SBI’s independent public accountants, subject to the right of Executive’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by SBI’s accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

          (e) No Mitigation or Offset. In the event of termination of Executive’s employment, Executive will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in this section or elsewhere in this Agreement on account of any remuneration or benefits from any subsequent employment that he may obtain.
     7. Rights in Event of Certain Terminations of Employment in Absence of Change in Control. In the event that Executive’s employment is terminated by SBI without Cause or for a reason other than one specified in Section 3(a) or (d) or he voluntarily terminates his employment for Constructive Discharge, and no Change in Control shall have occurred at the date of such termination, Executive shall be absolutely entitled to receive the amounts and benefits set forth in this section, in addition to the amounts and benefits provided for elsewhere herein.
          (a) Termination for Constructive Discharge. In the case of termination by Executive by reason of Constructive Discharge, Executive shall be paid a lump sum amount in cash equal to two (2) times his Current Compensation at Termination.
               (i) For purposes of this subsection, the term “Current Compensation at Termination” means the sum of (A) the greatest of Executive’s Base Salary as of the date of termination of employment (or prior to any reduction thereof resulting in Constructive Discharge) and for any of the two (2) immediately preceding calendar years, and (B) a dollar amount equal to one-half (1/2) of the sum of (I) the actual annual bonus received (or receivable) with respect to the calendar year preceding the year of termination and (II) the target bonus (calculated at 133% of then Base Salary) for the year of termination. Notwithstanding the foregoing, actual bonuses shall be included in the foregoing calculations only with respect to bonuses payable for years beginning after 2006 and in the event actual bonuses are not includable in the foregoing calculations as aforesaid, the currently applicable target bonus shall be used instead of such actual bonuses. By way of examples, if Executive’s date of termination occurs during 2007, the dollar amount computed pursuant to Clause (B) above will be equal to one-half (1/2) of the sum of (I) the target bonus (calculated at 133% of then Base Salary) for 2007 and (II) the target bonus (calculated at 133% of then Base Salary) for 2007. If Executive’s date of termination occurs during 2008 (after 2007 bonuses have been paid), the dollar amount computed pursuant to Clause (B) above will be equal to one-half (1/2) of the sum of (I) the actual 2007 bonus and (II) the target bonus (calculated at 133% of then Base Salary) for 2008.
               (ii) Amounts required to be paid to Executive under Section 7(a)(i) shall be paid within thirty (30) days following the date of termination of employment (or, if later, as soon as legally permitted, including the receipt by SBI of the approval of payment of such amounts by the Office of Thrift Supervision or such other regulatory agency to the extent such approval is required at that time, it being agreed that SBI shall use its best efforts to obtain any such approval as promptly as practicable).
               (iii) In addition to the payment provided under Section 7(a)(i), for a period of two (2) years from the date of termination of employment, Executive shall receive a continuation of all life, disability, medical insurance and other normal welfare benefits in effect with respect to Executive during any portion of the two (2) calendar years prior to his termination of employment, or, if SBI cannot provide such benefits because Executive is no longer an employee, a dollar amount in cash, such that, after all taxes thereon, Executive has an after-tax amount remaining equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).
               (iv) Executive shall vest in all retirement, insurance, incentive, compensation and other benefit plans of SBI and the Bank in which he is a participant in accordance with the terms of such plans or as otherwise specifically provided herein. In the case of plans providing for stock options, restricted stock awards and/or restricted stock units, SBI will cause such equity-based awards to become vested, to the extent it has discretion to do so under the plan document and applicable law. If SBI cannot accelerate such vesting as aforesaid, it will remit cash to him equal to any positive option “spread” and the value of any restricted stock or restricted stock units within 30 days following the date of termination of his employment. In addition, in the case of a voluntary termination of employment by Executive as a Constructive Discharge under this Paragraph 7(a), an amount attributable to otherwise unvested amounts under the Sovereign Bancorp, Inc. Bonus Recognition and Retention Plan, or any successor plan thereto (the “BRRP”) and attributable solely to the Executive’s deferred Bonus under Section 4.1 of the BRRP and earnings thereon (but not amounts attributable to the Matching Amounts under Section 4.3 of the BRRP nor earnings thereon) shall be deemed vested and shall be payable to the Executive in accordance with the Executive’s prior election under the BRRP.
          (b) Certain Involuntary Terminations. In the event SBI terminates Executive’s employment without Cause or for a reason other than one specified in Section 3(a) or (d), Executive shall be paid a lump sum amount in cash equal to the greater of (A) two (2) times his Current Compensation at Termination or (B) his Current Compensation at Termination for the remaining Employment Period immediately prior to the date of termination of his employment.
               (i) For purposes of this subsection, the term “Current Compensation at Termination” means the sum of (A) the greatest of Executive’s Base Salary as of the date of termination of employment and for any of the two (2) immediately preceding calendar years, and (B) a dollar amount equal to one-half (1/2) of the sum of (I) the actual annual bonus received (or receivable) with respect to the calendar year preceding the year of termination and (II) the target bonus (calculated at 133% of then Base Salary) for the year of termination. Notwithstanding the foregoing, actual bonuses shall be included in the foregoing calculations only with respect to bonuses payable for years beginning after 2006 and in the event actual bonuses are not includable in the foregoing calculations as aforesaid, the currently applicable target bonus shall be used instead of such actual bonuses. By way of examples, if Executive’s date of termination occurs during 2007, the dollar amount computed pursuant to Clause (B) above will be equal to one-half (1/2) of the sum of (I) the target bonus (calculated at 133% of then Base Salary) for 2007 and (II) the target bonus (calculated at 133% of then Base Salary) for 2007. If Executive’s date of termination occurs during 2008 (after 2007 bonuses have been paid), the dollar amount computed pursuant to Clause (B) above will be equal to one-half (1/2) of the sum of (I) the actual 2007 bonus and (II) the target bonus (calculated at 133% of then Base Salary) for 2008.
               (ii) Amounts required to be paid to Executive under Section 7(b)(i) shall be paid within thirty (30) days following the date of termination of employment (or, if later, as soon as legally permitted, including the receipt by SBI of the approval of payment of such amounts by the Office of Thrift Supervision or such other regulatory agency to the extent such approval is required at that time, it being agreed that SBI shall use its best efforts to obtain any such approval as promptly as practicable).
               (iii) In addition to the payment provided under Section 7(b)(i), for a period of time equal to the longer of two (2) years from the date of termination of Executive’s employment or the remaining Employment Period immediately prior to such date, Executive shall receive a continuation of all life, disability, medical insurance and other normal welfare benefits in effect with respect to Executive during any portion of the two (2) calendar years prior to his termination of employment, or, if SBI cannot provide such benefits because Executive is no longer an employee, a dollar amount in cash, such that, after all taxes thereon, Executive has an after-tax amount remaining equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).
               (iv) Executive shall vest in all retirement, insurance, incentive, compensation and other benefit plans of SBI and the Bank in which he is a participant in accordance with the terms of such plans or as otherwise specifically provided herein. In the case of plans providing for stock options, restricted stock awards and/or restricted stock units, SBI will cause such equity-based awards to become vested, to the extent it has discretion to do so under the plan document and applicable law. If SBI cannot accelerate such vesting as aforesaid, it will remit cash to him equal to any positive option “spread” and the value of any restricted stock or restricted stock units within 30 days following the date of termination of his employment.
          (c) No Mitigation or Offset. In the event of termination of Executive’s employment, Executive will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in this section or elsewhere in this Agreement on account of any remuneration or benefits from any subsequent employment that he may obtain.
     8. Covenant Not to Compete; Non-Solicitation of Customers and Employees. If Executive voluntarily leaves employment hereunder during the term of this Agreement, Executive agrees that, for a period of twelve (12) months following the date of the termination of his employment, Executive shall not work directly or indirectly for or on behalf of another bank that offers products or services similar or equivalent to those offered by the Bank in the geographic area in which SBI or its affiliates, including the Bank, are conducting such business at the date of termination of Executive’s employment. Nor during such period shall Executive solicit customers or employees of SBI or any of its affiliates, including the Bank, to cease doing business, in whole or in part, or cease employment with SBI, or any of its affiliates, including the Bank.
     9. Arbitration. SBI and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association (“Association”) in Philadelphia, Pennsylvania. SBI, or Executive, may initiate an arbitration proceeding at any time by giving written notice to the others in accordance with the rules of the Association. The arbitrator shall be selected and proceedings conducted in accordance with the Commercial Dispute Resolution Procedures of the Association. The

arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, SBI, and Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.
     10. Legal Fees and Expenses; Indemnification.
          (a) SBI shall pay to Executive all reasonable legal fees and expenses incurred by Executive in attempting to obtain or enforce rights or benefits provided by this Agreement, if, with respect to any such right or benefit, he is successful in obtaining or enforcing such right or benefit (including by negotiated settlement). All legal fees and expenses incurred by Executive as aforesaid shall be paid by SBI as incurred by Executive, subject to repayment by Executive of the portion of such fees and expenses which relate to an ultimately unsuccessful attempt by him to obtain or enforce a particular right or benefit under the Agreement. Further SBI shall reimburse Executive for his legal fees and expenses in negotiating this Agreement.
          (b) SBI shall indemnify Executive, and shall advance expenses incurred by him, to the fullest extent permitted or required by the provisions of Article Eight of its Bylaws, as presently in effect (and the provisions of sections 8.01 and 8.02 thereof are hereby incorporated herein as part of this Agreement as if fully set forth herein), or, if greater, to the fullest extent permitted by applicable law.
     11. Notices. Any notice, consent, demand or other communication required or permitted to be given under this Agreement shall be in writing and deemed sufficiently made or given (i) on the date of mailing, provided it is actually received in due course and sent to the receiving party by registered or certified mail, postage prepaid, (ii) upon delivery by overnight courier, or (iii) upon electronic transmission (including telecopier and email), followed by a confirming notice as provided in clause (i) or (ii) above, in each case addressed to the to the last known residence of Executive, in the case of communications to Executive, and to the principal office of SBI, in the case of communications to SBI.
     12. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an executive officer of SBI specifically designated by the SBI Board for such purpose. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     13. Assignment. This Agreement shall not be assignable by either party hereto, except by SBI to any successor in interest to the business of SBI.
     14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supercede all prior agreements, whether written or oral, with respect thereto. In the event of any inconsistency between the terms of this Agreement and the terms of any other plan, policy, equity grant, arrangement or agreement or Section 6.07 of the SBI Bylaws or Article 5, Section 1 of the Bank Bylaws, the provisions of this Agreement shall govern with respect to Executive’s rights and entitlements.
     15. Successors, Binding Agreement.
          (a) SBI will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of SBI to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SBI would be required to perform it if no such succession had taken place. Failure by SBI to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement and the provisions of Section 6 or Section 7, whichever shall be applicable, shall apply. As used in this Agreement, “SBI” shall mean SBI as hereinbefore defined and any successor to the respective business and/or assets of SBI as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If Executive should die while any amount is payable to Executive under this Agreement if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.
     16. Termination. Any termination of Executive’s employment under this Agreement or of this Agreement shall not affect the provisions of Sections 3 though 27, which shall survive any such termination and remain in full force and effect in accordance with their respective terms.
     17. Validity. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid, legal and enforceable, comes closest to the intention of the parties hereto underlying the invalid or unenforceable provision and has a like economic effect.
     18. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.
     19. Headings. The headings of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     20. Effective Date; Termination of Prior Agreements. This Agreement shall become effective as of the date first set forth above. Upon the execution and delivery of this Agreement by the parties, all prior agreements between them covering the subject matter hereof (and any interim provisions relating to Executive’s employment) shall, except as otherwise provided herein, be automatically terminated and be of no further force or effect.
     21. Allocation of Costs Generally. SBI acknowledges that as between itself and the Bank, they shall bear their respective costs incurred under this Agreement in such manner as is determined on a mutually satisfactory basis. Notwithstanding the preceding sentence, regardless of any internal cost allocation arrangements between SBI and the Bank, SBI shall remain the primary obligor to Executive for the payments and benefits to which he may become entitled hereunder.
     22. SBI Representation. SBI represents to Executive that this Agreement has been fully authorized by all necessary corporate action and is fully enforceable in accordance with its terms.
     23. Cooperation Covenant. Both during and after the Employment Period, Executive shall cooperate fully with SBI at mutually convenient times and places, in connection with any ongoing administrative, regulatory, or litigation proceedings or such like matters that may arise in the future, as to matters regarding which Executive may have personal knowledge because of his employment with SBI; provided that in no event will Executive be required to provide any such cooperation if such cooperation is materially adverse to Executive’s legal interests. Such cooperation will include being interviewed by representatives of SBI, and participating in such proceedings by deposition and testimony at trial. To the extent possible, SBI will limit Executive’s cooperation to regular business hours. In any event, following the Employment Period, (i) in any matter subject to this Section, Executive will not be required to act against the reasonable best interests of any new employer or new business venture in which Executive is an employee, partner or active participant and (ii) any request for Executive’s cooperation will take into account Executive’s other personal and business commitments. SBI will reimburse Executive for all reasonable expenses and costs Executive may incur as a result of providing such assistance, including travel costs and reasonable legal fees to the extent Executive reasonably believes, based upon the advice of counsel, that separate representation is warranted, provided SBI receives proper documentation with respect to all claimed expenses and costs. Following the Employment Period, Executive will be entitled to an hourly fee (which fee will be mutually determined by SBI and Executive prior to Executive’s providing any cooperation hereunder, it being agreed that such fee will be fair and reasonable in light of Executive’s compensation history) for time spent by Executive furnishing such cooperation (other than for time spent by Executive actually providing testimony in any legal matter), including, without limitation, for time taken in travel undertaken in connection with such cooperation, such fee to be paid promptly following Executive’s submission of a statement setting forth the number of hours spent. Commencing on the fifth anniversary of the termination of the Employment Period, Executive will not be obligated to make more than three days (or portions thereof) per calendar year available for the purpose of providing cooperation to SBI pursuant to this paragraph.
     24. Tax Withholding. All payments made and benefits provided hereunder shall be subject to required tax withholding, the cost of which, except as otherwise specifically provided herein, shall be borne by Executive. In the case of a noncash benefit, SBI may require

Executive, as a condition of the receipt of such benefit, to deposit sufficient funds with SBI to discharge any required withholding obligation.
     25. Representation of Executive. As an inducement to entering into this Agreement, Executive represents to SBI and the Bank that his execution of and performance under this Agreement will not constitute a violation by him of any written or other contract, understanding, arrangement, duties or other obligation to a former employer or any other third party pertaining to his performance of personal services, solicitation of employees or customers, or other conduct on his part contemplated by this Agreement.
     26. Application of Section 409A of Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall be interpreted and applied in a manner that is consistent with Code Section 409A and any guidance issued by the United States Treasury Department thereunder. This means that, (i) to the extent that any amount payable hereunder to Executive or to his estate or beneficiaries cannot be paid until six months following the termination of his employment to avoid subjecting Executive to the additional income taxes, penalties and/or interest imposed under Code Section 409A, such payments will be delayed and paid, with interest at the short-term applicable federal rate, as in effect at the date of termination of employment, in a single lump-sum payment in cash six months following such termination and (ii) with respect to medical benefits and other welfare benefits, Executive shall bear the full cost of such benefits for six months following such termination date and shall be reimbursed for costs that Executive would not have otherwise incurred during such period in a single lump-sum payment six months thereafter (except and to the extent guidance is issued by the United States Treasury Department which permits benefit continuation during such six-month period), and SBI shall continue to provide such benefits to Executive and his eligible dependents for the period that they would otherwise have been provided, starting on the six-month anniversary of the termination date. The parties also agree that all amounts required to be paid hereunder to Executive or to his estate or beneficiaries shall, notwithstanding any other provision in this Agreement requiring such amounts to be paid at a different time, be paid no later than the latest date by which such amounts can be paid and not be treated under Code Section 409A as includible in Executive’s gross income for any tax year earlier than the tax year in which such payment otherwise was scheduled to be made under the terms of this Agreement. The parties agree to amend this Agreement from time to time to the extent necessary to comply with guidance and/or regulations promulgated under Code Section 409A, but only to the extent necessary to avoid the imposition of additional taxes, penalties and interest on Executive under Code Section 409A; provided that any such amendment shall substantially preserve the value to the Executive of the affected benefit or payment.
     27. Execution of Release. Prior to the commencement of the payment of a benefit described in Section 6 or 7, the parties shall execute and deliver to each other a Release substantially in the form of Exhibit A attached hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SOVEREIGN BANCORP, INC.

	By:	/s/ P. Michael Ehlerman

P. Michael Ehlerman Chairman

[SEAL]	Attest:	/s/ Richard Toomey

Richard Toomey Secretary

		/s/ Joseph P. Campanelli	(SEAL)

Joseph P. Campanelli

EXHIBIT A
FORM OF SEVERANCE RELEASE
     THIS SEVERANCE RELEASE (“Release”) is entered into between Joseph P. Campanelli (“Executive”) and Sovereign Bancorp, Inc., a Pennsylvania corporation (together with its successors and assigns, “SBI”).
     WHEREAS, Executive and SBI entered into an employment agreement dated January 16, 2007 (“Employment Agreement”); and
     WHEREAS, Executive’s employment has terminated under the Employment Agreement under circumstances that provide him with certain significant benefits, subject to Executive’s executing this Release.
     NOW, THEREFORE, in consideration of the payments set forth in the Employment Agreement and other good and valuable consideration, Executive and SBI agree as follows:
     Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (“Executive Releasors”), hereby irrevocably and unconditionally releases, waives, and forever discharges SBI and its affiliated companies and their past and present parents, subsidiaries, affiliated corporations, partnerships, joint ventures, and their successors and assigns (“SBI Affiliated Parties”) and all of SBI Affiliated Parties’ respective past and present directors, officers, employees, agents and their representatives, successors and assigns (but as to any such individual, agent or representative, only in connection with, or in relationship to, his or its capacity as a director, officer, employee, agent, representative, successor or assign of any SBI Affiliated Party and not in connection with, or in relationship to, his or its personal or professional capacity unrelated to any SBI Affiliated Party) (collectively, “SBI Releasees”), from any and all actions, claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, whether past, present, or future, that any Executive Releasor had, may have had, now has, or may hereafter have against SBI or any other SBI Releasee, as of the date of the execution of this Release by Executive, arising out of or relating to Executive’s employment relationship, or the termination of that relationship, with SBI or any affiliate, including, but not limited to, any action, claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance creating or recognizing employment-related causes of action, and all amendments of any of these laws (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act of 1938, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended (other than any claim for vested benefits), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act of 1990, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, and Mass. Gen. Laws Ch. 12, §§11H and 11I, Mass. Gen. Laws Ch. 151B), tort, contract or any alleged violation of any other legal obligation.

Anything to the contrary notwithstanding in this Release or the Employment Agreement, nothing herein shall release any SBI Releasee from any claims or damages based on (i) any right or claim that arises exclusively from events occurring after the date Executive executes this Release, (ii) any right Executive may have to payments, benefits or entitlements under the Employment Agreement or any applicable plan, policy, program or arrangement of, or other agreement with, SBI or any affiliate, (iii) Executive’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of SBI, or under any applicable insurance policy with respect to any liability Executive incurs or has incurred as a director, officer or employee of SBI or (iv) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and any SBI Releasee are jointly liable.
     Executive represents that as of the date he has executed this Release he has not assigned to any other party, and agrees not to assign, any claim released by Executive herein. In addition, Executive promises never to file a lawsuit or an arbitration claim against SBI or any other SBI Releasee asserting any claim released by any Executive Releasor herein. If any federal, state or local administrative agency or court has now assumed or later assumes jurisdiction of any complaint or charge on behalf of Executive against any SBI Releasee alleging or asserting unlawful employment discrimination in connection with Executive’s employment with SBI or the termination of that employment, Executive will disclaim entitlement to any relief and, to the extent that Executive has commenced such a proceeding prior to the execution of this Release by Executive, Executive agrees to withdraw such proceeding with prejudice on or before the date on which Executive executes this Release.
     Executive acknowledges that he has waived his and Executive Releasors’ Claims knowingly and voluntarily in exchange for the severance benefits set forth in the Employment Agreement, and that Executive would not otherwise have been entitled to those benefits. Executive acknowledges that he has been provided a period of at least 21 calendar days in which to consider and execute this Release. Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Release to revoke his agreement by delivering to SBI written notification (in accordance with Section 11 of the Employment Agreement) of his intention to revoke this Release. This Release becomes effective when signed by Executive unless revoked in writing by Executive in accordance with this seven-day provision. To the extent that Executive has not otherwise done so, Executive is advised to consult with an attorney prior to executing this Release.
     During Executive’s employment with SBI, Executive may have obtained information regarding SBI or SBI Affiliated Parties of a confidential nature or which is a trade secret. Executive agrees that he will not use, and he will not disclose to any person or entity, other than on behalf of or for SBI’s benefit, such confidential information or any trade secret, except (i) as Executive may be authorized in writing to do so by the SBI’s Board of Directors or an officer of SBI designated by such Board for such purpose or (ii) to the extent such information has entered the public domain. The parties agree that nothing in this paragraph shall preclude Executive from fulfilling any duty or obligation that he may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents, subpoenaed or requested, or otherwise cooperating in good faith with any proceeding or investigation or from taking any reasonable actions to enforce Executive’s rights against SBI or the Bank, including under this Agreement. Executive further certifies that he has not and agrees that he will not, during the period of time between his receipt of a written notice of termination of employment and his termination date, remove from SBI or transfer by electronic or other means, documents or copies thereof relating to Executive’s duties, without the express written approval of SBI’s Board of Directors or an officer of SBI designated by it for such purpose. Notwithstanding anything to the contrary contained herein, Executive will be entitled to remove, transfer and retain (i) papers and other materials of a personal nature, including without limitation photographs, personal correspondence, personal diaries, personal calendars and rolodexes, personal phone books and files relating exclusively to his personal affairs, (ii) information showing Executive’s compensation or relating to Executive’s reimbursement of business related expenses, (iii) information Executive reasonably believes may be needed for the planning and preparation of Executive’s personal tax returns and (iv) copies of SBI and Bank compensation and benefit plans and agreements relating to Executive’s employment with or termination from SBI and/or the Bank.
     Executive agrees that he remains subject to the non-competition and non-solicitation provisions of Section 8 of the Employment Agreement. SBI agrees, except as may be required by law, to refrain from performing any act, engaging in any course of conduct or course of action or making or publishing any statements, claims, allegations or assertions which it believes have, or may reasonably be expected to have, the effect of demeaning the name or business reputation of Executive and shall cause its employees, officers, directors, agents or advisors to be similarly bound when serving in such capacity. Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of SBI or any SBI Affiliated Party or any of its or their employees, officers, directors, agents or advisors in their capacities as such. The parties agree that nothing in this paragraph shall preclude either party or any other person referenced in this paragraph from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents, subpoenaed or requested, or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights against the other party, including under this Agreement, or from responding publicly to correct any incorrect, disparaging or demeaning statements, claims, allegations or assertions by the other party or any other person referenced in this paragraph.
Executive agrees to cooperate with SBI, at mutually convenient times and places, in connection with any ongoing administrative, regulatory, or litigation proceedings or such like matters that may arise in the future, as to matters regarding which the Executive may have personal knowledge because of his employment with SBI; provided that in no event will Executive be required to provide any such cooperation if such cooperation is materially adverse to Executive’s legal interests. Such cooperation will include being interviewed by representatives of SBI, and participating in such proceedings by deposition and testimony at trial. To the extent possible, SBI will limit Executive’s cooperation to regular business hours. In any event, (i) in any matter subject to this paragraph, Executive will not be required to act against the reasonable best interests of any new employer or new business venture in which Executive is an employee, partner or active participant and (ii) any request for Executive’s cooperation will take into account Executive’s other personal and business commitments. SBI will reimburse Executive for all reasonable expenses and costs Executive may incur as a result of providing such assistance, including travel costs and reasonable legal fees to the extent Executive reasonably believes, based upon the advice of counsel, that separate representation is warranted, provided SBI receives proper documentation with respect to all claimed expenses and costs. Executive will be entitled to an hourly fee (which fee will be mutually determined by SBI and Executive prior to Executive’s providing any cooperation hereunder, it being agreed that such fee will be fair and reasonable in light of Executive’s compensation history) for time spent by Executive furnishing such cooperation (other than for time spent by Executive actually providing testimony in any legal matter), including, without limitation, for time taken in travel undertaken in connection with such cooperation, such fee to be paid promptly following Executive’s submission of a statement setting forth the number of hours spent. Commencing on the fifth anniversary hereof, Executive will not be obligated to make more than three days (or portions thereof) per calendar year available for the purpose of providing cooperation to SBI pursuant to this paragraph.
     This Release shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of law. Should any provision of this Release be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release.
     IN WITNESS WHEREOF, Executive and SBI have executed this Release as of the date indicated below.

JOSEPH P. CAMPANELLI

Date:

SOVEREIGN BANCORP, INC.

By:

Its:

Date:

23